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                                                                     EXHIBIT 4.2
                                                                     -----------
                                STEELCASE INC.
                                --------------

                               LOCK-UP AGREEMENT
                               -----------------

Steelcase Inc.
P.O. Box 1967
Grand Rapids, MI 49501-1967

The several U.S. Underwriters                   The several International
                                                Underwriters

Ladies and Gentlemen:

        The undersigned (the "Shareholder") understands that Steelcase Inc., a Michigan corporation (the "Company"), intends to file a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, in connection with an initial public offering of its common stock (the "IPO"). The Shareholder has previously received from the Company a Notice to Shareholders of Opportunity to Sell Shares in an Initial Public Offering dated October 28, 1997 (the "Notice"), offering the Shareholder, as a shareholder of the Company, the opportunity to sell certain shares of common stock of the Company in the IPO. The Shareholder has also received the Proxy Statement dated October 28, 1997 (the "Proxy Statement") and understands that, if the Recapitalization (as defined in the Proxy Statement) is consummated, the existing equity securities of the Company (the "Old Stock") will be exchanged for Class B Common Stock of the Company (the "Class B Common Stock"), which Class B Common Stock will be convertible into Class A Common Stock of the Company (the "Class A Common Stock" and, together with the Class B Common Stock, the "New Common Stock") on a share-for-share basis. Any Class B Common Stock to be sold in the IPO will automatically convert into Class A Common Stock in connection with such sale.

        In consideration for the Company undertaking the IPO and giving the Shareholder the opportunity to sell New Common Stock in the IPO, the Shareholder hereby irrevocably confirms, covenants and agrees for the benefit of the Company and the underwriters in the IPO (the "Underwriters") that:

        (a) During the period beginning on the date hereof and continuing to and including the date 180 days after the date of the final prospectuses used in connection with the proposed IPO, the Shareholder will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell or grant any option, right or warrant to purchase, lend or otherwise transfer or otherwise dispose of, any Old Stock or shares of New Common Stock (collectively, the "Applicable Securities") or any securities of the Company that are substantially similar to the Applicable Securities, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, any Applicable Securities or any such substantially similar securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic

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consequences of ownership of any Applicable Securities, whether any such transaction described in (i) or (ii) above is to be settled by delivery of any Applicable Security or any other security, in cash or otherwise.
Notwithstanding the foregoing, the restrictions contained in this paragraph shall not apply to (a) the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this Agreement or to be issued in the Recapitalization, (b) the New Common Stock to be sold in the IPO, (c) any New Common Stock sold to the Company, (d) a transfer by gift or sale so long as the transferee of the Applicable Security enters into and delivers to the Company a Lock-up Agreement on the same terms and conditions as this Agreement, or (e) any other transactions approved in writing by the Company and the Underwriters through their lead representative;

        (b) The undersigned has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Applicable Securities, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Applicable Securities or any related securities; and

        (c) The undersigned acknowledges and agrees that the covenants and agreements set forth herein supersede, to the extent of the subject matter thereof, the provisions of any agreements or instruments defining the rights of the undersigned with respect to the Applicable Securities.

        In the event that the IPO is not consummated on or prior to May 31, 1998, this Agreement shall automatically terminate and become null and void. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                        Very truly yours,

                                        NAME OF INDIVIDUAL OR ENTITY OWNER:

Dated: ______________, 1997             ________________________________________
                                        (Insert Name as it Appears on Proxy)

                                        SIGNED: ________________________________
                                                (Sign exactly as name(s)
                                                appear(s) above or as authorized
                                                representative of entity)

NOTE: THIS LOCK-UP AGREEMENT IS EFFECTIVE AS OF THE DATE IT IS SIGNED UNTIL AND INCLUDING THE DATE 180 DAYS AFTER THE DATE OF THE FINAL PROSPECTUSES USED IN CONNECTION WITH THE IPO.